Exhibit 10.1
Bob Evans Farms, Inc.
Executive Compensation Recoupment Policy
Adopted February 17, 2009
     This Executive Compensation Recoupment Policy (this “Policy”) of Bob Evans Farms, Inc., a Delaware corporation, and its affiliates (collectively, the “Company”) provides for the recoupment by the Company under certain circumstances of annual cash bonuses, stock-based awards, performance-based compensation, and any other forms of cash or equity compensation other than salary (“Awards”). This Policy applies to the Company’s executive officers, as defined by Rule 3b-7 of the Securities Exchange Act of 1934, as amended.
     Executive Compensation Recoupment. In the event of a restatement of the Company’s previously issued financial statements as a result of errors, omission, fraud or non-compliance with financial reporting requirements, the Compensation Committee of the Company’s Board of Directors shall review the facts and circumstances underlying the restatement (including any potential wrongdoing and whether the restatement was the result of negligence or intentional or gross misconduct) and may, in its discretion, direct that the Company attempt to recover all or a portion of an Award (or multiple Awards) from one or more executive officers with respect to any fiscal year in which the Company’s financial results are negatively affected by such restatement. If (a) the payment, grant or vesting of any Award(s) is based upon the achievement of financial results that are subsequently restated or (b) a lower payment, Award value or vesting would have occurred based upon the restated financial results, the Compensation Committee may seek to recoup, and such executive officer shall forfeit or repay, all or any portion of such excess compensation as the Compensation Committee deems appropriate. Recoupment under this Policy may include, but is not limited to, reimbursement by the executive officer of the amount of cash bonuses received, cancellation or forfeiture of outstanding stock-based compensation and the payment to the Company of stock sale proceeds.
     If (a) any Award(s) would have been paid, granted or vested or (b) a higher payment, Award value or vesting would have occurred based upon the restated financial results, the Company shall not be obligated to pay the executive officer any additional compensation.
     Additional Recoupment for Fraud or Misconduct. In any instance in which, in the view of the Compensation Committee, an executive officer engaged in an act of fraud or misconduct that contributed to the need for a financial restatement, the Compensation Committee may, in its discretion, recover and the executive officer shall forfeit or repay, all of the executive officer’s Awards for the relevant period, plus a reasonable rate of interest.
     Not Exclusive Remedy. The recoupment of Awards pursuant to this Policy shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies. This policy shall not replace and shall be in addition to any rights of the Company to recoup Awards from its executive officers under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002.
     Incorporation of Policy. Each executive officer of the Company shall execute an agreement providing that any Awards granted to such executive officer on or after the effective date of the agreement shall be subject to this Policy. Additionally, the Company, in its discretion, may incorporate the requirements of this Policy into any applicable Award statement, Award agreement or terms and conditions of any Awards made by the Company to an executive officer following the adoption of this Policy.